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                                                                   Exhibit 99.1

[divine Logo]                                                            NASDAQ

                   NEWS RELEASE
                   www.divine.com                        : DVIN
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
DIVINE CONTACTS
INDIVIDUAL INVESTORS:            MEDIA INQUIRIES:               INTERNATIONAL MEDIA:
Brenda Lee Johnson               Susan Burke/Anne Schmitt       Chris Blaik
Direct: 773.394.6873             Direct: 773.394.6746 / 6827    Direct: +44 0 20 7070 9520
Brenda.Johnson@divine.com        susan.burke@divine.com         Chris.blaik@divine.com
                                 anne.schmitt@divine.com
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                    DIVINE TO COMPLETE OAK EQUITY INVESTMENT
                              UNDER MODIFIED TERMS

               SHAREHOLDER MEETING TO VOTE FOR OAK FINANCING TERMS
                      WILL BE ADJOURNED UNTIL EARLY AUGUST

CHICAGO - JULY 17, 2002 - DIVINE, INC., (NASDAQ: DVIN), a leading provider of solutions for the extended enterprise, today announced that it has amended the terms of its equity financing agreement led by Oak Investment Partners. The meeting of shareholders to consider the second phase of this investment will convene, as originally scheduled, today at 10 a.m. CT, and be adjourned without a vote on any proposal so that divine shareholders will have the opportunity to consider the revised terms prior to the vote. The company plans to circulate a proxy supplement on July 18, 2002, and reconvene the shareholders meeting at 9 a.m. CT on August 5, 2002 to consider the amended financing terms for the Oak-led investment.

"divine continued to make progress during the second quarter toward our goal of achieving operating profitability by year-end, increasing top-line revenue, while controlling spending," said divine Chairman and Chief Executive Officer Andrew "Flip" Filipowski. "We are gratified by the response from customers to our extended enterprise solutions, and believe that the completion of the equity investment by Oak underscores the strength of our model and positions us well for future growth."

Under the modified investment agreement with divine, Oak Investment Partners and other investors will complete the previously announced second closing of $38.6 million in convertible preferred stock of divine at an effective conversion price equal to the volume weighted average price for the 10-trading day period ending on the third trading day prior to the date that divine's stockholders approve the transaction, which is expected to be on or about August 5. The conversion price will be no less than $1.50 per share of divine common stock and no greater than $5 per share. At the request of Oak, and in order to equalize the conversion price of both tranches of the convertible preferred stock, following the second closing the conversion price for the aggregate


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of $61.6 million of preferred stock issued at the first and second closings will have a combined conversion price equal to the average conversion price of the preferred stock issued at the first closing and the preferred stock issued at the second closing (weighted to reflect the actual number of shares of preferred stock issued at each closing). As part of the modified agreement, divine and Oak have agreed to eliminate the warrants which would have been issued at the second closing under the original agreement. As provided in the original agreement, Oak also will be entitled to appoint up to two directors to divine's Board of Directors.

"Since we first announced our initial investment in May, we have continued to be impressed with the traction divine is achieving with its extended enterprise solutions, even under challenging market conditions," said Fredric Harman, general partner of Oak Investment Partners.

ABOUT DIVINE, INC.

divine, inc., (Nasdaq: DVIN) is focused on extended enterprise solutions. Through professional services, software services and managed services, divine extends business systems beyond the edge of the enterprise throughout the entire value chain, including suppliers, partners and customers. divine offers single-point accountability for end-to-end solutions that enhance profitability through increased revenue, productivity, and customer loyalty. The company provides expertise in collaboration, interaction, and knowledge solutions that enlighten, empower and extend enterprise systems.

Founded in 1999, divine focuses on Global 5000 and high-growth middle market firms, government agencies, and educational institutions, and currently serves over 20,000 customers. For more information, visit the company's Web site at WWW.DIVINE.COM.


                                      # # #

(C)2002 divine, inc. divine is a trademark of divine, inc. All other trademarks, trade names and service marks referenced herein are the properties of their respective companies.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The statements contained in this news release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to: divine's ability to execute its integrated Web-based technology, professional services, and managed applications strategy; divine's ability to successfully implement its acquisition strategy, including its ability to integrate the operations, personnel, products, and technologies of, and address the risks associated with, acquired companies; divine's ability to develop enterprise Web software and services; the uncertainty of customer demand for enterprise Web software and services; divine's ability to expand its customer base and achieve and maintain profitability; divine's ability to retain key personnel; divine's ability to predict revenues from project-based engagements; divine's ability to keep pace with technological developments and industry requirements; divine's ability to efficiently manage its growing operations; changes in the market for Internet services and the economy in general, including as a result of any additional terrorist attacks or responses to terrorist attacks; increasing competition from other providers of software solutions and professional services; the extent to which customers want to purchase software applications under hosted subscription based models; divine's ability to address the risks associated with international operations; divine's ability to become cash flow positive before it depletes its cash reserves or become insolvent; divine's ability to maintain its Nasdaq listing; and other unanticipated events


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and conditions. For further information about these and other risks, uncertainties, and contingencies, please review the disclosure under the captions "Risk Factors" and "Special Note on Forward-Looking Statements" in divine's most recent Forms 10-K and 10-Q filed with the SEC. You should not place undue reliance on these forward-looking statements, which reflect management's analysis, judgment, belief, or expectation only as of the date hereof. Except as required by federal securities laws, divine undertakes no obligation to publicly revise these forward-looking statements or risks, uncertainties, or contingencies to reflect events or circumstances that arise after the date hereof.